Exhibit 8.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas vedderprice.com

_________, 2021

North Shore MHC NSTS Financial Corporation NSTS Bancorp, Inc. 700 S. Lewis Avenue Waukegan, Illinois 60085

Ladies and Gentlemen:

You have requested our opinion regarding the material U.S. federal and Illinois income tax consequences resulting from the proposed conversion of North Shore MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”), from the mutual to capital stock form of organization (the “Conversion”) pursuant to the Plan of Conversion of North Shore MHC approved by the Board of Directors of Mutual Holding Company on July 19, 2021 and as amended on September 8, 2021 (the “Plan”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Plan.

Description of the Transaction

The Plan contemplates that the Conversion will be affected as follows, in the order set forth below:

1.

Mutual Holding Company will merge pursuant to applicable federal law with and into NSTS Financial Corporation, a federally-chartered corporation and wholly-owned subsidiary of Mutual Holding Company (“Mid-Tier Holding Company”) with Mid-Tier Holding Company being the surviving entity (the “MHC Merger”). In the MHC Merger, the shares of Mid-Tier Holding Company common stock held by Mutual Holding Company will be canceled without any consideration being paid thereof and Qualifying Depositors (i.e., Eligible Account Holders and Supplemental Eligible Account Holders) of North Shore Trust and Savings, a federally-chartered capital stock savings association and wholly-owned subsidiary of Mid-Tier Holding Company, will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in Mutual Holding Company (collectively, the “MHC Merger”). The MHC Merger will be accomplished pursuant to the Agreement of Merger between North Shore MHC and NSTS Financial Corporation dated as of _____, 2021 (the “MHC Merger Agreement”).

2.

Immediately following the completion of the MHC Merger, Mid-Tier Holding Company will merge pursuant to applicable federal and state law with and into NSTS Bancorp, Inc., a newly-formed Delaware corporation (“Holding Company”), with Holding Company being the surviving company (the “Mid-Tier Merger”) and the Bank becoming a wholly-owned subsidiary of the Holding Company. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by Qualifying Depositors of the Bank as part of the MHC Merger will automatically, without any action on the part of the holders thereof, be exchanged for interests in the Liquidation Account of Holding Company. The Mid-Tier Merger will be accomplished pursuant to the Agreement of Merger between NSTS Financial Corporation and NSTS Bancorp, Inc. dated as of ___ 2021 (the “Mid-Tier Merger Agreement”).

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

3.

Immediately after completion of the Mid-Tier Merger, Holding Company will offer for sale a number of shares of common stock, par value $0.01 per share, of Holding Company (“Holding Company Common Stock”) in the Offering that will represent ownership by the purchasers thereof of all the outstanding shares of Holding Company immediately after the Offering.

In the Mid-Tier Merger, a Liquidation Account will be established by Holding Company in an amount equal to Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering, plus the net assets of Mutual Holding Company as reflected in the latest statement of financial condition of Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). Following the closing of the Mid-Tier Merger, the Liquidation Account will be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to his, her or its Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his, her or its Deposit Account balance on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as provided in the Plan. In addition, Holding Company will cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank and liquidation interests in the Bank Liquidation Account will be distributed by Holding Company immediately after completion of the Mid-Tier Merger to Qualifying Depositors.

In the MHC Merger, a liquidation account will be established by the Mid-Tier Holding Company in an amount equal to the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). Such liquidation account shall be established and maintained on terms generally consistent with the description of the Liquidation Account established in connection with the Mid-Tier Merger and liquidation interest in such account will be constructively issued in the MHC Merger to Qualifying Depositors in exchange for their liquidation interests in Mutual Holding Company.

At all times prior to the effective time of the Mid-Tier Merger, Holding Company has had, and will have had, no capital stock outstanding (other than an initial share that will be issued to Mid-Tier Holding Company to approve certain organizational actions of Holding Company, which initial share will be redeemed prior to the Mid-Tier Merger) and has not conducted, and will not conduct, any business other than as necessary to consummate the transactions set forth in the Mid-Tier Merger Agreement. Immediately after the Mid-Tier Merger, only the liquidation interests in the Liquidation Account will be outstanding and all such liquidation interests will be issued to Qualifying Depositors in exchange for the liquidation interests in Mid-Tier Holding Company they constructively received as part of the MHC Merger. As part of the Conversion, nontransferable rights to subscribe for Holding Company Common Stock in the Offering will be granted, in order of priority, to Eligible Account Holders, the Bank’s and Holding Company’s tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and certain Other Members of Mutual Holding Company (the “Subscription Offering”). Immediately after completion of the Mid-Tier Merger, such subscription rights will be effectuated. Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

As a result of the foregoing transactions, Holding Company will be a publicly-held corporation whose shares of common stock are registered under the Securities Act of 1933, as amended. The Bank will be a wholly-owned subsidiary of Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

Opinion

In rendering this opinion, we have examined the Plan, MHC Merger Agreement and Mid-Tier Merger Agreement and have reviewed and relied upon (i) representations made to us by duly authorized officers of Mutual Holding Company, Mid-Tier Holding Company, Holding Company and the Bank in a letter dated _____, 2021 (the “Representation Letter”) and (ii) a letter from Feldman Financial to ___ dated ___, 2021 stating its belief as to certain valuation matters discussed below (the “Appraisal Letter”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Conversion described herein will occur in accordance with the terms of the Plan, MHC Merger Agreement and Mid-Tier Merger Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts set forth in the Plan, MHC Merger Agreement and Mid-Tier Merger Agreement are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of each of the MHC Merger, Mid-Tier Merger and Offering and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the date and time of each of the MHC Merger, Mid-Tier Merger and Offering, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

U.S. Federal Income Tax Consequences

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.	The merger of Mutual Holding Company with and into Mid-Tier Holding Company pursuant to applicable federal laws will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Mutual Holding Company for liquidation interests in Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of section 1.368-1(b) of the U.S. Federal Income Tax Regulations.

3.

Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Mid-Tier Holding Company and the assumption by Mid-Tier Holding Company of Mutual Holding Company’s liabilities, if any, in constructive exchange for liquidation interests in Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to Eligible Account Holders and Supplemental Eligible Account Holders.

4.

No gain or loss will be recognized by Mid-Tier Holding Company upon receipt of the assets of Mutual Holding Company in exchange for the constructive transfer of liquidation interests in Mid-Tier Holding Company to Eligible Account Holders and Supplemental Eligible Account Holders.

5.

Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in Mutual Holding Company.

6.

The basis of the assets of Mutual Holding Company to be received by Mid-Tier Holding Company will be the same as the basis of such assets in the hands of Mutual Holding Company immediately before the exchange.

7.	The holding period of the assets of Mutual Holding Company to be received by Mid-Tier Holding Company will include the period during which such assets were held by Mutual Holding Company.

8.

The merger of Mid-Tier Holding Company with and into Holding Company pursuant to applicable federal and state laws will constitute a mere change in identify, form, or place of organization within the meaning of section 368(a)(1)(F) of the Code and will qualify as a reorganization within the meaning of section 368(a)(1)(F) of the Code.

9.

Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to Holding Company and the assumption by Holding Company of Mid-Tier Holding Company’s liabilities, if any, in constructive exchange for interests in the liquidation account of Holding Company or on the constructive distribution of such interests in the liquidation account of Holding Company to Eligible Account Holders and Supplemental Eligible Account Holders.

10.

No gain or loss will be recognized by Holding Company upon the receipt of the assets of Mid-Tier Holding Company in exchange for the constructive transfer of liquidation interests in Holding Company to Eligible Account Holders and Supplemental Eligible Account Holders.

11.

The basis of the assets of Mid-Tier Holding Company to be received by Holding Company will be the same as the basis of such assets in the hands of Mid-Tier Holding Company immediately before the exchange.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

12.	The holding period of the assets of Mid-Tier Holding Company to be received by Holding Company will include the period during which such assets were held by Mid-Tier Holding Company.

13.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the liquidation account of Holding Company.

14.

It is more likely than not that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

15.

It is more likely than not that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of rights in the Bank Liquidation Account.

16.

It is more likely than not that the basis of the shares of Holding Company Common Stock purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Subscription Offering by the exercise of the nontransferable subscription rights will be the purchase price paid therefor.

17.

The holding period of the shares of Holding Company Common Stock purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Subscription Offering pursuant to the exercise of the nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

18.	No gain or loss will be recognized by Holding Company on the receipt of money in exchange for shares of Holding Company Common Stock in the Offering.

Our opinions under paragraphs 14 and 16 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero at the time such subscription rights are distributed to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. We understand that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering or Syndicated Community Offering. It is also our understanding that no person will receive any payment, whether in money or property, in lieu of the issuance of subscription rights. We also note that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, we are relying on the Appraisal Letter from Feldman Financial stating that the subscription rights do not have any economic value at the time of the distribution or at the time the rights are exercised in the Subscription Offering.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

If the subscription rights are subsequently found to have a fair market value greater than zero, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Bank may be subject to U.S. federal income tax on the distribution of the subscription rights.

Our opinion under paragraph 15 above is based on the premise that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event Holding Company lacks sufficient net assets has a fair market value of zero immediately after the effective time of the Mid-Tier Merger. We understand that (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account of a solvent bank and/or holding company (except as set forth below) and assume for purposes of our opinion that this is correct,; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder (and corresponding amounts due under the Bank Liquidation Account) will be reduced as their deposits in the Bank are reduced as described in the Plan; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances and these instances involve the purchase and assumption of a bank’s assets and liabilities by a credit union, and we assume for purposes of our opinion that this is correct; and (v) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account or if the Bank (or the Bank and Holding Company) enters into a transaction to transfer the Bank’s assets and liabilities to a credit union. In addition, we are relying on the Appraisal Letter from Feldman Financial stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets does not have any economic value immediately after the effective time of the Mid-Tier Merger.

If such rights in the Bank Liquidation Account are subsequently found to have a fair market value greater than zero, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value upon the constructive distribution to them of such rights in the Bank Liquidation Account.

Illinois Income Tax Consequences

Section 201(a) of the Illinois Income Tax Act, as amended (35 ILCS 5) (the “Illinois Income Tax Act”), imposes a tax measured by net income on every individual, corporation, trust and estate on the privilege of earning or receiving income in or as a resident of the State of Illinois. Additionally, Section 201(c) of the Illinois Income Tax Act imposes a Personal Property Tax Replacement Income Tax on every corporation, partnership, and trust, which is measured by net income and is for the privilege of earning or receiving income in or as a resident of the State of Illinois. Section 202 of the Illinois Income Tax Act defines “net income” as base income allocable to Illinois, less the standard exemption and certain deductions. In the case of a corporation, “base income” is defined as the taxpayer’s taxable income reported for U.S. federal income tax purposes subject to certain modifications.1 Similarly, “base income” in the case of an individual is defined as the taxpayer’s adjusted gross income as reported for U.S. federal income tax purposes subject to the modifications in Section 203(a)(2) of the Illinois Income Tax Act.2 The Illinois Income Tax Act does not require a modification to add back gain or loss related to a tax-free reorganization for U.S. federal income tax purposes. Except as otherwise expressly provided, Illinois conforms to the Code.

1 Section 203(b)(1) and (e) of the Illinois Income Tax Act.

2 Section 203(a)(1) and (e) of the Illinois Income Tax Act.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for Illinois income tax purposes:

1.

The above described U.S. federal income tax consequences of the Plan will be respected in the computation of the Illinois net income of Mutual Holding Company, Mid-Tier Holding Company and Holding Company for purposes of the Illinois Corporate Income Tax and Illinois Personal Property Tax Replacement Income Tax.

2.	The above described U.S. federal income tax consequences of the Plan will be respected in the computation of the net income of an individual required to file an Illinois income tax return.

Conclusion

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder, the Illinois Income Tax Act, the regulations promulgated by the Illinois Department of Revenue thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service and the Illinois Department of Revenue (collectively, “Tax Authorities”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or interpretations by the Tax Authorities will not significantly modify the statements or opinions expressed herein.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal and Illinois income tax issues specifically considered herein. We do not express any opinion as to any other federal or Illinois tax issues, and do not express any opinion as to tax issues under the laws of any state (other than Illinois) or any local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

North Shore MH
NSTS Financial Corporation
NSTS Bancorp, Inc.

________, 2021

This opinion is furnished to Mutual Holding Company, Mid-Tier Holding Company and Holding Company for their benefit in connection with the Conversion and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (File No. _____) relating to the Conversion filed by Holding Company with the Securities and Exchange Commission (the “Registration Statement”); to the discussion of this opinion in the Prospectus dated ____, 2021 relating to the Registration Statement; and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Vedder Price P.C.